Exhibit 10.2

May 10, 2005

STRICTLY PERSONAL AND CONFIDENTIAL

Hand delivered, original to employee file

Mark Wilson

5 Heatherington Drive

Toronto, ON M1T 1N3

Dear Mark,

The following shall confirm the terms and conditions of your employment with Alderwoods Group Inc (herein referred to as “the Company”).

Position:

Senior Vice President, Human Resources

Reports to:	Paul Houston, President and Chief Executive Officer

Effective:

May 1, 2005

Base Pay:	$205,000.00 gross pre annum.

Bonus:

You will be eligible to participate in the Company’s Executive bonus program, calculated at 40% (target) to 80% (maximum) of your salary. The details to the plan will be explained under separate cover.

Stock Options:	You will continue to be eligible to participate in the companies stock option program at the Senior Vice President level.

Benefits:

You will continue to be eligible to participate in the company benefits program. Furthermore, you will be eligible for a $3,000 medical spending account. More details on the above will be covered under separate cover.

Club Membership:	You will be eligible to expense up to $1,500 towards a club membership.

Car Allowance:	You will be entitled to a car allowance of $600.00/month (paid bi-weekly).

Vacation Entitlement:	You are eligible for four (4) weeks vacation per year.

Termination of Employment:

If you should be terminated for any reason other than just cause, you will be entitled to receive twelve (12) months severance consisting of base salary and standard health and dental benefits. All other benefits would cease on your last day of active employment. Similarly your health and dental benefits would cease should you obtain alternate coverage during the 12 month period. The severance benefit would be paid over a 12 month period.

Change of Control:	If there is a change in control, as defined under the 2005 Equity Incentive Plan, and as a result your employment is terminated, you will receive twenty-four (24) months severance as defined above.

Mark, I am extremely excited about the challenges that await us as a team.  I hope this offer demonstrates our Company’s continued belief that you are a key member of our team and our future success.  Should you have any questions please do not hesitate to contact me.

Sincerely,

per

/s/ Paul Houston

Paul Houston

President and Chief Executive Officer

I have read, understand and voluntarily agree to the terms and conditions for my employment with Alderwoods Group Inc.

/s/ Mark Wilson	May 10, 2005

Mark Wilson

Date